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                                                                   EXHIBIT 99.3

                        ENCOMPASS SERVICES CORPORATION

                                   Shares of Common Stock

                          Offered Pursuant to Rights

                        Distributed to Security Holders

                       of Encompass Services Corporation

                                                                         , 2002


Dear Security Holder:


   This notice is being distributed by Encompass Services Corporation (the "Company") to all holders of record of shares of its common stock, par value $0.001 per share (the "Common Stock"), holders of record of shares of its 7.25% convertible participating preferred stock, par value $0.001 per share, (the "7.25% Preferred Stock") and holders of certain of our options and warrants to
purchase shares of Common Stock at the close of business on           , 2002
(the "Record Date"), in connection with a distribution in a rights offering
(the "Rights Offering") of non-transferable subscription rights (the "Rights") to subscribe for and purchase shares of its Common Stock. The Rights are
described in the Company's prospectus dated           , 2002 (the "Prospectus").


   In the Rights Offering, the Company is offering an aggregate of 75,000,000 shares of its Common Stock (the "Underlying Shares"), as described in the Prospectus.


   The Rights will expire, if not exercised, at 5:00 p.m., New York City time,
on             , 2002, unless extended in the sole discretion of the Company
(as it may be extended, the "Expiration Date").


   As described in the Prospectus, you will receive one Right for each share of Common Stock owned (or in the case of the 7.25% Preferred Stock and certain options and warrants, one Right for each share of Common Stock issuable upon exercise or conversion) of record as of the close of business on the Record Date.



   Each Right will allow you to subscribe for one share of Common Stock (the "Basic Subscription Privilege") at the cash price of $0.55 per share (the "Subscription Price").



   In addition, each holder of Rights who exercises their Basic Subscription Privilege in full will be eligible to subscribe (the "Over-Subscription Privilege") at the same cash price of $0.55 per share for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights (the "Excess Shares"), subject to availability and pro-ration as described below. Shares of Common Stock will be available for purchase pursuant to the Over-Subscription Privilege only to the extent that any Underlying Shares are not subscribed for pursuant to the Basic Subscription Privilege. The Excess Shares will be allocated pro-rata (subject to the elimination of fractional shares) among those Rights holders who exercise the Over-Subscription Privilege, in proportion, not to the number of shares requested pursuant to the Over-Subscription Privilege, but to the number of shares each beneficial holder exercising the Over-Subscription Privilege has purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro-rata allocation results in any Rights holder being allocated a greater number of Excess Shares than such holder subscribed for pursuant to the exercise of such holder's Over-Subscription Privilege, then such holder will be allocated only such number of Excess Shares as such holder subscribed for and the remaining Excess Shares will be allocated among all other holders exercising the Over-Subscription Privilege on the same pro-rata basis outlined above. Such pro-ration will be repeated until all Excess Shares have been allocated to the full extent of the Over-Subscription Privilege. See "The Rights Offering--Over-Subscription Privilege" in the Prospectus.


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   Two affiliates of Apollo Management IV, L.P., or the Apollo Shareholders,
have agreed subject to the terms and conditions of the securities purchase agreement dated as of June 27, 2002 between the Company and the Apollo Shareholders to exercise all of their Rights and their Over-Subscription Privilege for up to an aggregate of $35 million in Common Stock in the Rights Offering. To the extent shares of Common Stock subscribed for purchase by the Apollo Shareholders are required to satisfy the Rights (including the Over-Subscription Privilege) of other Rights holders, the Apollo Shareholders have agreed to purchase shares of series c convertible participating preferred stock at $1.10 per share, being the aggregate subscription price of the two shares of common stock into which it is convertible. Rights will be evidenced by non-transferable Rights certificates (the "Rights Certificates") and will cease to have any value at the close of business on the Expiration Date.


   Enclosed are copies of the following documents:

    1. Prospectus;

    2. Rights Certificate;

    3. Instructions as to Use of Encompass Services Corporation Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by Encompass Services Corporation and Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9); and

    4. A return envelope addressed to _________________, the Subscription Agent.

   Your prompt action is requested. To exercise Rights, you should properly complete and sign the Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price prior to 5:00 p.m., New York City time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

   Additional copies of the enclosed materials may be obtained from the
Subscription Agent. The Subscription Agent's telephone number is (   )
                .

                                          Very truly yours,

                                          ENCOMPASS SERVICES CORPORATION

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